Exhibit 107
Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)
NORTHSTAR HEALTHCARE INCOME, INC.
(Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$563,617,681.08	0.00015310	$86,289.87
Fees Previously Paid	—		—
Total Transaction Valuation	$563,617,681.08
Total Fees Due for Filing			$86,289.87
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$86,289.87
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of January 29, 2025, by and among NorthStar Healthcare Income, Inc., Compound Holdco LLC, Compound Merger Sub LLC and, solely for purposes of Section 10.14 thereof, Welltower OP LLC.
(i) Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share (“Common Stock”), of NorthStar Healthcare Income, Inc. (the “Registrant”).
(ii) Aggregate number of securities to which transaction applies:
As of the close of business on March 6, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 186,012,436, which consists of (a) 185,712,103 shares of Common Stock entitled to receive the merger consideration and (b) 300,333 shares of Common Stock underlying Company restricted stock units.1
(iii) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 186,012,436 shares of Common Stock (including (i) 185,712,103 shares of Common Stock entitled to receive the merger consideration and (ii) 300,333 shares of Common Stock underlying Company restricted stock units) and (b) the merger consideration of $3.03 per share (collectively, the “Total Consideration”). The filing fee equals the product of Total Consideration multiplied by 0.00015310.
1 NTD: Share numbers pulled from Section 4.2(a) of the Merger Agreement – NorthStar and CSCA to confirm no subsequent changes.